Exhibit 21.1

List of Subsidiaries of

SYLA Technologies Co., Ltd.

Entity Name	Place of Organization

SYLA Co., Ltd.*	Japan

SYLA Solar Co., Ltd.*	Japan

SYLA Brain Co., Ltd. **	Japan

SYLA Biotech Co., Ltd.***	Japan

SYLA Power Co., Ltd.****	Japan

SYLA O&M Co., Ltd. ****	Japan

* 100% owned subsidiary of SYLA Technologies Co., Ltd.

** 67% owned subsidiary of SYLA Technologies Co., Ltd.

*** 60% owned subsidiary of SYLA Technologies Co., Ltd.

****100% owned subsidiary of SYLA Solar Co., Ltd.